Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index Due October 3, 2029

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential — If the Final Underlier Value is greater than the Initial Underlier Value, at maturity, investors will receive a return equal to at least 115% of the Underlier Return (to be determined on the Trade Date).
•	Return of Principal at Maturity — If the Final Underlier Value is less than or equal to the Initial Underlier Value, at maturity, investors will receive only the principal amount of their Notes, with no additional return.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78018DHC4
Underlier:	The S&P 500 Market Agility 10 TCA 0.5% Decrement Index (Bloomberg symbol “SPMKTD”)
Trade Date:	September 30, 2026
Issue Date:	October 5, 2026
Valuation Date:	September 28, 2029
Maturity Date:	October 3, 2029
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

• If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return × Participation Rate)

• If the Final Underlier Value is less than or equal to the Initial Underlier Value: $1,000

Participation Rate:	At least 115%, to be determined on the Trade Date
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	The closing value of the Underlier on the Trade Date
Final Underlier Value:	The closing value of the Underlier on the Valuation Date

PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010326013067/
dp252544_424b2-us4459mktd.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $896.90 and $946.90 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, index supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Not Receive a Positive Return on the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified.
•	You May Be Required to Recognize Taxable Income on the Notes Prior to Maturity.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier and Its Sub-Indices.
•	You Will Not Have Any Rights to the Securities or the Futures Contracts Underlying the Sub-Indices of the Underlier.
•	The Underlier and Its Sub-Indices Are Subject to Deductions That Will Adversely Affect Their Performance.
•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the Underlier or Its Sub-Indices Could Adversely Affect Any Payments on the Notes.
•	The Calculation of the Underlier Is Based on the Performance of the S&P 500 Market Agility TCA Index (the “MA Index”), Which Is Comprised of the S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the “Equity Component”) and the S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the “Fixed Income Component”). The MA Index Is Subject to a Transaction Cost, the Equity Component Is Subject to a Funding Cost and a Transaction Cost, and the Fixed Income Component Is Subject to a Transaction Cost, In Each Case, That Will Adversely Affect the Performance of the Underlier.

•	Each of the Underlier, the Equity Component and the Fixed Income Component Relies on a Calculation of Realized Volatility to Predict Future Volatility and Thereby to Achieve Their Respective Volatility Targets of 10%. There Is No Assurance that the Respective Methods for Calculating Realized Volatility Are the Best Ways to Calculate Realized Volatility or a Reliable Way to Predict Future Volatility or to Achieve the Respective Volatility Targets.
•	There Is No Guarantee that the Underlier, the Equity Component or the Fixed Income Component Will Achieve Their Respective 10% Volatility Targets.
•	There May Be Overexposure to the MA Index, the S&P 500 Total Return Index (the “SPXT”) or a Treasury Index When the Level of the Respective Index Is Falling or Underexposure to the MA Index, the SPXT or a Treasury Index When the Level of the Respective Index Is Rising.
•	The Underlier’s Exposure to the MA Index, the Equity Component’s Exposure to the SPXT, and the Fixed Income Component’s Exposure to the S&P 10-Year U.S. Treasury Note Futures Excess Return Index and the S&P 2-Year U.S. Treasury Note Futures Excess Return Index (the “Treasury Indices”) May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Notes. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield.
•	Even Though the Titles of the Equity Component and the Fixed Income Component Include the Phrase “Risk Control,” Each Component May Decrease Significantly or Not Increase Significantly Relative to Their Respective Underlying Indices.
•	Controlled Volatility Does Not Mean the Equity Component or the Fixed Income Component Will Have Lower Volatility Than the SPXT or the Treasury Indices, respectively.
•	Because the Equity Component and the Fixed Income Component May Include Notional Short Positions, the Notes May Be Subject to Additional Risks.
•	The Methodology for Determining the Exposure Direction of the Equity Component or the Fixed Income Component May Not Be a Reliable Predictor of Whether the Daily Percentage Change of the SPXT or a Treasury Index, Respectively, Will Be Positive or Negative.
•	The Underlier, Via the Fixed Income Component that Is Part of the MA Index, Is Linked In Part to the Performance of the Treasury Indices, Which Are Comprised of Futures Contracts.
•	Negative Roll Yields Will Adversely Affect the Level of the Treasury Indices Over Time and Therefore the Payment at Maturity.
•	The Treasury Indices Are Excess Return Indices, Not Total Return Indices.
•	Owning the Notes Is Not the Same as Directly Owning the Treasuries or Futures Contract Directly or Indirectly Tracked by the Treasury Indices.

Royal Bank of Canada has filed a registration statement (including a product supplement, index supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433